Exhibit 99.1

FOR IMMEDIATE RELEASE

Motos America Adds Independent Directors

SALT LAKE CITY, Utah (June 6, 2022) Motos America Inc., a publicly-traded motorcycle dealership group, added two new independent members to its Board of Directors.

Jennifer Danielson, JD and Brent L. Brown will be joining the Board, effective June 1, 2020. The addition of these two members brings the Board a new balance. Previous member Taylor Brody and the two new independent members will join Vance Harrison, Chief Executive officer, and Terina Liddiard, Secretary/Treasurer to form a 5 member board, with the majority of its members being independent from employment with the Company.

“We are proud to be adding these great members to our Board,” said Vance Harrison, CEO of the Company. “Their addition aligns perfectly with our stated mission of implementing and maintaining solid corporate governance as we proceed with acquiring powersports dealerships selling European luxury motorcycle brands across the United States.”

Jennifer Danielson, JD, age 50, Director

For over 20 years, Ms. Danielson has advised policy makers and political leaders on health competition and impacts, earning her the reputation as a national influencer in advancing policy.

As President of Regence Blue Cross Blue Shield of Utah, she radically changed the competitive trajectory for a $1B division of a $9B+ health care company (Cambia Health Solutions) by leveraging her comprehensive understanding of the market and ability to navigate complex challenges.

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Jennifer served as a trusted advisor to the senior leadership and board while at Cambia. During her tenure, she also served as an executive leader for M&A activities and joint partnerships to expand the customer base, improve quality, and apply innovation for immediate and future competitive capability. She led the company’s COVID-19 response in relation to regulators and elected officials, creating clear criteria and priorities for guiding rapid changes to serve the needs of customers and limit financial risk.

In recent years, Jennifer has served as an expert resource to equity and investment firms regarding health care financing, pay-for-performance trends, and collaboration opportunities. She now serves as Chief Growth Officer for Collective Health, responsible for scaling the company’s vision of empowering individuals and employers, where she is primarily focused on partnership management and development.

Jennifer completed her Bachelor of Arts and Juris Doctorate at the University of Utah and Honors International Exchange Programme at Cambridge University.

With a stellar track record of success in catalyzing growth for complex organizations and advancing healthcare policy, Jennifer will provide the Board of Directors with a well-rounded background spanning P&L, Government/Regulatory, Legal, and M&A.

Brent L. Brown, age 62, Director

Mr. Brown has spent a lifetime in Automotive Dealerships. In 1999 Mr. Brown founded Brent Brown Toyota in 1999. Brent Brown Toyota was Utah's largest volume new car dealership in 2016, outselling every dealership of every brand. The dealership was also recognized in early 2017 for being the #1 Metro Toyota dealership in the United States in Customer Retention, Toyota's measure for loyal customers who purchase again and again from the same dealer. The dealership is also an eight-time winner of Toyota's prestigious President's Award, Toyota's highest recognition for a well-run, customer focused dealership and was voted "Utah County's Favorite New Car Dealer" in 2017 for the fourth year in a row by the readers of Utah Valley Magazine.

Brent was the recipient of the Ernst & Young Entrepreneur of the Year Award in 2003. Brent was also selected to be the President of the Utah Auto Dealers Association and was chosen by Toyota to be one of 13 dealers in the United States to serve on Toyota's National Dealer Council and represent the more than 1250 Toyota dealers in the United States in dealing with the manufacturer in the USA and in Japan. Brent has also served in two Utah Governor appointed positions, serving on the Utah State Board of Regents, which oversees higher education in Utah, and on the Governor's Office of Economic Development Board (GOED). Mr. Brown will provide the Board of Directors a depth of experience in the operation of motor vehicle dealerships, in addition to his passion as a rider.

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About Motos America

Motos America Inc. (WECT-OTCBB) is a premium European motorcycle dealership consolidation company. In Nov. 2021, the company changed its name from “Weconnect Tech International, Inc.” to “Motos America Inc.” When it changed its name, the company adopted a new business model. Motos America purchases and operates powersports dealerships, with an emphasis on European luxury motorcycle brands, including BMW Motorcycles, Triumph Motorcycles and Ducati Motorcycles. The company believes the motorcycle dealership industry is primed for consolidation, similar to what has occurred in the automotive industry. Motos America believes that consolidation in this niche will bring about the same advantages of scale associated with automotive dealer group consolidations. Namely, better operating results driven by professional management, branding and marketing opportunities, and volume purchasing.

For more information, please contact:

Motos America Inc.
Jordan Darrow, Investor Relations
510 So. 200 West #110
Salt Lake City, UT 84101
jordan@motosamerica.com

(512) 551-9296

This Press Release contains forward-looking statements within the meaning Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

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